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            CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. RECEIVES $37.25
               MILLION AS SBS EXERCISES CALL OPTION ON ITI NOTES

         -Enters Definitive Purchase Agreement for Kanal A in Slovenia-

HAMILTON, BERMUDA, June 29, 2000 - Central European Media Enterprises Ltd.
(CME)(Nasdaq: CETV) announced today that SBS Broadcasting S.A. (SBS) has exercised their "Call" option on the notes due from International Trading and Investments Holdings S.A. (ITI Notes) for $37.25 million plus accrued interest. The ITI Notes have a principal amount of $40.0 million and mature on December 10th 2001. CME originally acquired the ITI Notes as part of the consideration for the sale of its interest in TVN Poland to ITI in December 1998. The "Call" option was granted to SBS as part of CME's sale of its Hungarian assets to SBS in February 2000.

In addition, CME announced today that it has finalized a purchase agreement to acquire at least a 98% controlling interest in Kanal A, for $12.5 million prior to August 18, 2000. Kanal A is the second leading commercial television broadcaster in Slovenia. As part of this agreement $12.5 million of the SBS proceeds, from the exercise of the "Call" option on the ITI Notes, will be held in escrow until the earlier of August 18, 2000 and the closing of the Kanal A acquisition. This transaction is subject to regulatory approval and certain other conditions.

Fred T. Klinkhammer, President and Chief Executive Officer of CME, said: "The exercising of the "Call" option on the ITI Notes significantly strengthens our liquidity position and CME's subsequent agreement to purchase Kanal A will enable us to provide Slovenia's TV viewers with two compelling and distinct commercial television channels while increasing the positive cash flow we currently generate in the market."

Statements made in this press release about the possible acquisition of Kanal A are forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial or otherwise, could differ materially from those described in or contemplated by the forward-looking statements.

CME operates television stations in Central and Eastern Europe and is traded on the Nasdaq National Market in the U.S. under the symbol "CETV".

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For more information, contact:
Chris Plunkett or Michael Smargiassi
Brainerd Communicators, Inc.
Tel: 212 986-6667